Designated Filer:	Brookfield Asset Management Inc.
Issuer & Ticker Symbol:	General Growth Properties, Inc. (GGP)
Date of Event Requiring Statement:	November 9, 2010

Exhibit 99.2 - Joint Filer Information

Joint Filers:

1. Name:	Brookfield Retail Split LP
Address:	Three World Financial Center, 200 Vesey Street, New York, New York 10281

2. Name:	Brookfield US Holdings Inc.
Address:	Three World Financial Center, 200 Vesey Street, New York, New York 10281

3. Name:	Brookfield US Corporation
Address:	Three World Financial Center, 200 Vesey Street, New York, New York 10281

4. Name:	Brookfield REP GP Inc.
Address:	Three World Financial Center, 200 Vesey Street, New York, New York 10281